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                                                                   Exhibit 10.15

            DESCRIPTION OF SS&C TECHNOLOGIES, INC. ("SS&C") EXECUTIVE
                 OFFICER AND DIRECTOR COMPENSATION ARRANGEMENTS

EXECUTIVE COMPENSATION PROGRAM

The objectives of SS&C's executive compensation program are to:

o    Attract and retain key executives critical to SS&C's long-term success;

o Align the interests of executive officers with the interests of stockholders and SS&C's success; and

o    Recognize and reward individual performance and responsibility.

SS&C's executive compensation program consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. In addition, executive officers are entitled to participate in benefit programs that are available generally to SS&C employees. These benefit programs include medical benefits and SS&C contributions to SS&C's 401(k) savings plan.

The SS&C Board has approved the following salaries for SS&C's executive officers. The base compensation figure for Mr. Milne is based on the pound-dollar exchange rate as of May 21, 2006.

2006 BASE COMPENSATION (ANNUAL RATE)

William C. Stone        Chairman of the Board and Chief Executive Officer     $500,000(1)

Normand A. Boulanger    President and Chief Operating Officer                  350,000

Patrick J. Pedonti      Senior Vice President and Chief Financial Officer      200,000

Stephen V.R. Whitman    Senior Vice President and General Counsel              190,000

Kevin Milne             Senior Vice President--International                   376,040

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(1) Per the terms of Mr. Stone's employment agreement, Mr. Stone's annual base salary must be not less than $500,000 (or any subsequent higher amount) and must be reviewed annually for increases in accordance with SS&C's normal practices.

Short-Term Incentive Compensation

The SS&C Board has discretionary authority to award cash bonuses to individual executive officers. The SS&C Board believes the short-term incentive program provides significant incentive to SS&C's executive officers because it enables the SS&C Board to reward outstanding individual achievement. The SS&C Board will award bonuses for 2006 during the first quarter

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of 2007. Per the terms of Mr. Stone's employment agreement, Mr. Stone shall receive an annual cash bonus in an amount to be established by the Sunshine Acquisition Corporation Board based on achieving individual and company performance goals mutually determined by the Sunshine Acquisition Corporation Board and Mr. Stone. If Mr. Stone is employed at the end of any calendar year, his annual bonus will not be less than $450,000 for that year. Per the terms of Mr. Milne's employment agreement, Mr. Milne is eligible to be paid a bonus of up to 50% of his annual salary based upon agreed upon metrics and Mr. Stone's discretion, depending upon Mr. Milne's performance and the financial performance of SS&C.

DIRECTOR COMPENSATION PROGRAM

Effective as of November 23, 2005, other than with respect to William A. Etherington, SS&C does not compensate its management or non-management directors for their service on the SS&C Board or any committee of the SS&C Board. Mr. Etherington receives (1) a $25,000 per annum retainer and (2) $2,500 for attendance at each meeting of the SS&C Board (other than telephonic meetings). In addition, on May [ ], 2006, Mr. Etherington was awarded an option to purchase 2,500 shares of Sunshine Acquisition Corporation common stock under the Sunshine Acquisition Corporation 2006 Equity Incentive Plan at an exercise price of $74.50 per share, which option was exercisable in full as of the date of grant.

LONG-TERM INCENTIVE COMPENSATION OF EXECUTIVES AND DIRECTORS

SS&C, through its parent, Sunshine Acquisition Corporation, provides long-term incentives to its executive officers, directors and key employees in the form of stock options and other equity awards. The objectives of this program are to align executive, director and stockholder long-term interests and to enable executives and directors to develop and maintain a significant, long-term stock ownership position in the Sunshine Acquisition Corporation common stock. Stock options are granted generally at the fair market value of the common stock at the time the option is granted. Executives and directors may be granted options and other equity awards that vest over time and options and other equity awards that vest based on the attainment of performance goals.